Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2026, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of SEACOR Marine Holdings Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of SEACOR Marine Holdings Inc. on Forms S-8 (File No. 333-221680, File No. 333-239051, File No. 333-265501 and File No. 333-287754) and Forms S-3 (File No. 333-225686, File No. 333-230667, File No. 333-238308, File No. 333-262447, File No. 333-268175 and File No. 333-284783).

GRANT THORNTON LLP (signed manually)

Houston, Texas

February 25, 2026